Exhibit 99.1

PRESS RELEASE
Investor Relations:     Media:

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Philip Morris International Inc. and Altria Group, Inc. End Merger Discussions

New York, NY—September 25, 2019—Philip Morris International Inc. (PMI) (NYSE: PM) today announced that merger discussions with Altria Group, Inc. (Altria) (NYSE: MO) have ended.

André Calantzopoulos, CEO of PMI, said: “After much deliberation, the companies have agreed to focus on launching IQOS in the U.S. as part of their mutual interest to achieve a smoke-free future.”

IQOS is the only heated tobacco product with premarket authorization (including two menthol variants) from the U.S. FDA, which followed the Agency’s rigorous science-based review, leading it to determine that authorizing the product for sale in the U.S. is appropriate for the protection of the public health. IQOS is not an e-vapor product. PMI submitted a comprehensive body of scientific evidence in support of this premarket authorization and of the parallel applications for IQOS as a “Modified Risk Tobacco Product,” which the FDA continues to review.

Global data, based on four years of use, show that IQOS is not significantly appealing to youth or to nonsmokers.

As of June 30, 2019, PMI estimates that approximately 8.0 million adult smokers around the world have already stopped smoking and switched to PMI’s heated tobacco product, available for sale in 48 markets. PMI is on track to meet its previously communicated international heated tobacco unit shipment volume target of 90-100 billion units by 2021.

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Forward-Looking and Cautionary Statements

This press release contains projections of future results and other forward-looking statements. Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. In the event that risks or uncertainties materialize, or underlying assumptions prove inaccurate, actual results could vary materially from those contained in such forward-looking statements. Pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, PMI is identifying important factors that, individually or in the aggregate, could cause actual results and outcomes to differ materially from those contained in any forward-looking statements made by PMI.

PMI's business risks include: excise tax increases and discriminatory tax structures; increasing marketing and regulatory restrictions that could reduce our competitiveness, eliminate our ability to communicate with adult consumers, or ban certain of our products; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; litigation related to tobacco use; intense competition; the effects of global and individual country economic, regulatory and political developments, natural disasters and conflicts; changes in adult smoker behavior; lost revenues as a result of counterfeiting, contraband and cross-border purchases; governmental investigations; unfavorable currency exchange rates and currency devaluations, and limitations on the ability to repatriate funds; adverse changes in applicable corporate tax laws; adverse changes in the cost and quality of tobacco and other agricultural products and raw materials; and the integrity of its information systems and effectiveness of its data privacy policies. PMI's future profitability may also be adversely affected should it be unsuccessful in its attempts to produce and commercialize reduced-risk products or if regulation or taxation do not differentiate between such products and cigarettes; if it is unable to successfully introduce new products, promote brand equity, enter new markets or improve its margins through increased prices and productivity gains; if it is unable to expand its brand portfolio internally or through acquisitions and the development of strategic business relationships; or if it is unable to attract and retain the best global talent. Future results are also subject to the lower predictability of our reduced-risk product category's performance.

PMI is further subject to other risks detailed from time to time in its publicly filed documents, including the Form 10-Q for the quarter ended June 30, 2019. PMI cautions that the foregoing list of important factors is not a complete discussion of all potential risks and uncertainties. PMI does not undertake to update any forward-looking statement that it may make from time to time, except in the normal course of its public disclosure obligations.

Definitions

•	All references to IQOS herein are to PMI’s heat-not-burn products.

•	The IQOS heat-not-burn device is a precisely controlled heating device into which a specially designed and proprietary tobacco unit is inserted and heated to generate an aerosol.

About Philip Morris International Inc.

Philip Morris International (PMI) is leading a transformation in the tobacco industry to create a smoke-free future and ultimately replace cigarettes with scientifically substantiated smoke-free products to the benefit of adults who would otherwise continue to smoke, society, the company and its shareholders. PMI is a leading international tobacco company engaged in the manufacture and sale of cigarettes, smoke-free products and associated electronic devices and accessories, and other nicotine-containing products in markets outside the U.S. PMI is building a future on a new category of smoke-free products that, while addictive and not risk free, are a much better choice than continuing to smoke. Through world-class multidisciplinary capabilities in product development and scientific substantiation, as well as state-of-the-art R&D facilities, PMI aims to ensure that its smoke-free products meet adult consumer preferences and rigorous regulatory requirements. PMI’s smoke-free IQOS product portfolio includes heated tobacco and nicotine-containing vapor products. For more information, please visit www.pmi.com and www.pmiscience.com.